DOCUMENT TITLE: Insider Trading Policy

Exhibit 19.1
I.Purpose of Policy
The purchase or sale of securities while possessing material nonpublic (“inside”) information or the disclosure of inside information (“tipping”) to others who may trade in such securities is sometimes referred to as “insider trading”. Illegal insider trading occurs when a person buys or sells a security when in possession of inside information in violation of a duty of trust or confidence. As an essential part of your work, you may have access to inside information about Madrigal Pharmaceuticals, Inc. and its subsidiaries (including information about other companies with which the Company does, or may do, business). When we refer in this Policy to “Madrigal” or the “Company,” we are referring to Madrigal Pharmaceuticals, Inc and all of its subsidiaries.
Madrigal is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. The Company has adopted this Insider Trading Policy (“Policy”) as part of this commitment. The Policy is designed to assist the Company in preventing illegal insider trading and to avoid even the appearance of improper conduct on the part of any Company director, officer, employee or independent contractor. However, the ultimate responsibility for complying with the securities laws, adhering to this Policy, and avoiding improper use of Company information or transactions in Company securities rests with you. It is imperative that you use your best judgment and that you ask questions where you are uncertain how to handle a particular situation. This Policy was most recently amended by the Company’s Board of Directors (the “Board”) on Friday, April 19, 2024.
II.Administration of Policy
The Board has delegated to its Audit Committee (the “Audit Committee”) the responsibility of overseeing the administration of this Policy. The Audit Committee may from time to time recommend to the Board changes to this Policy. All changes to this Policy must be approved by the Board. The Company’s Chief Compliance Officer (together with any designees named to assist in administration in writing by the Chief Compliance Officer, the “Chief Compliance Officer”) is hereby appointed to administer the policy and to be available to answer your questions you may have about the Policy.
III.Penalties for Insider Trading
Insider trading is a crime. The penalties for violating the insider trading laws include imprisonment, disgorgement of profits gained or losses avoided, and substantial civil and criminal fines. As of the effective date of this Policy, an insider trading violation carries a maximum prison sentence of 20 years. Criminal fines can reach up to $5.0 million for individuals and $25.0 million for entities, and civil fines can reach up to three times the profit gained or loss avoided. Individuals and entities considered to be “control persons” who knew or recklessly disregarded the fact that a “controlled person” was likely to engage in insider trading also may be civilly liable. As of the effective date of this policy, the civil liability of “control persons” can be the greater of (i) $1.0 million or (ii) three times the amount of the profit gained or loss avoided. For this purpose, a “control person” is an entity or person who directly or indirectly controls another person, and could include the Company, its directors and officers. Under some circumstances, individuals who trade on inside information may also be subjected to private civil lawsuits. Moreover, because the inside information of Madrigal is the property of the Company, trading on

DOCUMENT TITLE: Insider Trading Policy

or tipping Madrigal’s confidential information could result in serious employment sanctions up to and including termination of employment.
You should be aware that the surveillance techniques of the stock markets and the Financial Industry Regulatory Authority (“FINRA”) are becoming more sophisticated over time, and the chance that authorities will detect and prosecute an insider trading violation involving even a small amount of securities is a significant one.
IV.Scope and Applicability
A.Covered Persons. Sections I through IX of this Policy apply to Madrigal’s Board of Directors and to all employees and independent contractors within all of Madrigal’s operations. All persons covered by this Policy are referred to as “Covered Persons.” This Policy also applies to family members and domestic partners who share a household with a Covered Person (“Affiliated Persons”), as well as all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Covered Person has the ability to influence or direct investment decisions concerning securities; provided, however, that the preclearance requirements set forth below do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
        This Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Policy, will continue to apply to you and your Affiliated Persons until the later of (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material.
You are responsible for ensuring compliance with this Policy by all of your Affiliated Persons.
B.Restricted Persons. Sections X through XI of this Policy impose additional obligations and restrictions on Covered Persons who are designated in this Policy as “Restricted Persons.” Restricted Persons include:
1.Members of the Board;
2.Executive Officers (as determined by the Board from time to time);
3.Employees with the title of “Vice President” or above;
4.Members of the Accounting and Finance Departments;

DOCUMENT TITLE: Insider Trading Policy

5.The Executive Assistants of any of the persons listed above;
6.Family members and domestic partners who share a Restricted Person’s household; and
7.Any other individual whom the Chief Compliance Officer may designate in writing as a “Restricted Person” because the Chief Compliance Officer believes that such individual has, or may have, access to material nonpublic information concerning the Company (as determined in the sole discretion of the Chief Compliance Officer).
Restricted Persons can be officers, directors or employees of the Company or independent contractors. Any person designated as a Restricted Person by title or by express designation by the Chief Compliance Officer must comply with this Policy (as a Restricted Person) until notified otherwise in writing by the Chief Compliance Officer.

C.Covered Securities and Transactions. This Policy applies to all transactions in the Company’s securities, including common stock and any other type of securities that are convertible into or exchangeable or exercisable for common stock, such as convertible debentures, warrants and other derivative securities. This Policy applies to sales, purchases, gifts, exchanges, pledges, options, hedges, puts, calls and short sales, and any other transaction that purports to transfer the economic consequences of ownership of the Company’s equity securities.

This Policy applies to all investment decisions you make regarding Company securities. For example, if you have the power to direct the purchase or sale of Company securities by virtue of your position as a director or officer of a corporation or non-profit organization, as a general partner of a partnership, as a managing member of a limited liability company, as a trustee of a trust or as an executor of an estate, then all transactions in Company equity securities made on behalf of the corporation, organization, partnership, limited liability company, trust or estate are covered by this Policy.
This Policy also applies to trading in the equity securities of another company if you learn material nonpublic information about that company as a result of your employment or association with Madrigal.
D.Delivery of the Policy; Certifications. This Policy will be delivered to all Covered Persons upon its adoption by the Company, and to all new directors, employees and, where appropriate, independent contractors at the commencement of their employment or association with the Company. Thereafter, the Policy shall be distributed annually or posted on the Company’s internal website where it is accessible to all employees. All Covered Persons must certify their understanding manually, or in digital format, of, and intent to comply with, this Policy in the form attached hereto as Exhibit A. This certification shall be maintained by the Chief Compliance Officer or his or her designee.
V.Definitions
A.Insider Trading. In general, “insider trading” occurs when a person purchases or sells a security while in possession of inside information in breach of a duty of trust or confidence owed directly or indirectly to the issuer of the security, the issuer’s stockholders or the source of the

DOCUMENT TITLE: Insider Trading Policy

information. “Inside information” is information which is considered both “material” and “nonpublic.”
B.Materiality. A fact is considered “material” if (i) there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold or sell securities, (ii) it could reasonably be expected to affect the investment decisions of a stockholder or potential investor or (iii) disclosure of the information would be expected to significantly alter the total mix of information in the marketplace about the issuer of the security. Material information can reflect either good or bad news and is not limited to financial information. While it is impossible to list all types of information that might be deemed “material” under particular circumstances, information dealing with the following subjects affecting the Company would generally be considered material:
•projections of future revenues, profits or losses, capital expenditures or liquidity position;
•anticipated or actual Company financial results for a quarter and/or year;
•a new product development or a significant invention or discovery;
•information concerning significant new clinical trial results;
•information concerning upcoming FDA actions or other significant regulatory developments;
•news of a pending or proposed joint venture, merger or acquisition;
•news of a pending or proposed sale, disposition or write-down of assets;
•news of a significant change in business plans or strategies;
•news relating to significant contracts, strategic partners, licensors, suppliers, customers or the loss of any of the foregoing;
•changes in dividend policies, recapitalizations or stock splits;
•offerings of securities or other financing developments;
•repurchases of securities;
•changes or proposed changes in the Board, senior management or other major personnel changes;
•anticipated default on outstanding debt of the Company; and
•news of significant litigation or government investigations, including any change in status or the resolution thereof.

C.Nonpublic Information. Information is “nonpublic” if it has not been widely disclosed to the general public through major newswire services, national news services, financial news services, filings with the Securities & Exchange Commission (“SEC”), or other method that has been determined by the SEC to be compliant with Regulation FD. For purposes of this Policy, information will be considered public (i.e., no longer “nonpublic”) after the close of trading on the full trading day following the day on which the Company publicly releases the information.
D.Tipping. “Tipping” is the disclosure of material nonpublic information concerning the Company or its securities to an outside person. Providing insider information to anyone who thereafter trades on the basis of that information may subject both you (the “tipper”) and the other person (the “tippee”) to insider trading liability.
VI.Prohibited Activities

DOCUMENT TITLE: Insider Trading Policy

A.Prohibitions. Except for the limited exceptions described in Section VI.B below, the following activities are strictly prohibited under this Policy:
1.No Covered Person may purchase, sell, transfer or effectuate any other transaction in Company securities while in possession of material nonpublic information concerning the Company or its securities. This prohibition includes sales of shares received upon exercise of stock options or upon vesting of restricted stock.
2.No Covered Person may “tip” or disclose material nonpublic information concerning the Company or its securities to any outside person (including family members, affiliates, analysts, investors, members of the investment community and news media). Should a Covered Person inadvertently disclose such information to an outsider, the Covered Person must promptly inform the Chief Compliance Officer regarding this disclosure. In that event, the Company will either (i) take steps necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or sign a confidentiality agreement, or (ii) take steps necessary to disclose the information publicly in accordance with the requirements of Regulation FD.

3.No Covered Person may purchase Company securities on margin, hold Company securities in a margin account, or otherwise pledge Company securities as collateral for a loan because, in the event of a margin call or default on the loan, the broker or lender could sell the shares at a time when the Covered Person is in possession of material nonpublic information, resulting in liability for insider trading. The Company’s Audit Committee may make exceptions to this prohibition on a case-by-case basis.

4.Short-term and speculative trading in Company securities, as well as hedging and other derivative transactions involving Company securities, can create the appearance of impropriety and may become the subject of an SEC or FINRA investigation, particularly if the trading occurs before the Company’s announcement of information that was previously material nonpublic information or is followed by unusual activity or price changes in the Company’s stock (even if such price changes are unrelated to the trading or hedging transactions). These types of transactions can also result in inadvertent violations of insider trading laws and/or liability for “short- swing” profits under Section 16(b) of the Securities Exchange Act of 1934 (“Exchange Act”). Without limiting the foregoing, it is the Company’s policy to prohibit the following activities (even if you are not in possession of material nonpublic information):
(a)No Covered Person may trade in any interest or position relating to the future price of Company securities, such as put or call options or other derivative securities, or enter into any short sale of Company securities.

DOCUMENT TITLE: Insider Trading Policy

(b)No Covered Person may hedge the value of Company securities. A “hedge” is a transaction designed to offset or reduce the risk of a decline in the market value of an equity security, and can include, but is not limited to, forward sale contracts (including prepaid variable forward contracts), equity swaps, collars and exchange funds.
(c)Covered Persons may not trade in securities of the Company on an active basis, including short-term speculation.
5.No Covered Person may trade in securities of another company if the Covered Person is in possession of material nonpublic information about that other company which the Covered Person learned as a result of his or her employment or association with Madrigal.
6.No Covered Person shall make any information about the Company publicly available, including by posting information about the Company on any Internet message board or social media site, except to the extent specifically authorized to do so.
B.Exceptions to Prohibited Activities. Prohibitions in trading securities under this Policy do not include:

1.The exercise of vested stock options, either on a “cash for stock” or “stock for stock” basis, where no Company stock is sold to fund the option exercise. However, note that while vested stock options may be exercised at any time under this Policy, the sale of any stock acquired through such exercise is subject to this Policy.
2.The receipt of Company stock upon vesting of restricted stock, as well as the withholding of Company stock by the Company in payment of tax obligations.
3.Company securities purchased or sold under a Rule 10b5-1 Trading Plan that has been approved in advance by the Chief Compliance Officer (see Section XI below).
4.Transfers of Company stock by a Covered Person into a trust for which the Covered Person is a trustee, or from the trust back into the name of the Covered Person.
5.Periodic wage withholding contributions by the Company or its employees that are used to purchase Company stock pursuant to the employees’ advance instructions under an employee stock purchase plan approved by the Company’s Board of Directors; provided, however, a Restricted Person may not: (a) elect to participate in the plan or alter their instructions regarding the level of withholding or purchase by the Restricted Person of securities under the plan; or (b) make cash contributions to the plan (other than through periodic wage withholding) without complying with the preclearance provisions of this Policy.

DOCUMENT TITLE: Insider Trading Policy

VII.Company Chief Compliance Officer
Any Covered Person who is unsure whether the information he or she possesses constitutes material nonpublic information, or whether a specific transaction is covered by this Policy, should consult with the Chief Compliance Officer for guidance. The Chief Compliance Officer may designate one or more individuals to perform the Chief Compliance Officer’s duties. The determinations of the Chief Compliance Officer under this Policy are final.
The duties of the Chief Compliance Officer or his or her designee include the following:

1.Administering and interpreting this Policy and monitoring and enforcing compliance with all its provisions and procedures.
2.Responding to all inquiries relating to this Policy and its procedures.
3.Designating and announcing special trading blackout periods during which Restricted Persons may not trade in Company securities.
4.Annually providing (or supervising the provision of) copies of this Policy and other appropriate materials to all current Covered Persons.
5.Revising this Policy (with the assistance of outside legal counsel as necessary) to reflect changes in federal or state insider trading laws and regulations.
6.Maintaining records of all documents required by the provisions of this Policy.
VIII.Confidentiality of Information Relating to the Company
A.Access to Information. Risk of insider trading violations by individuals employed by or associated with the Company can be substantially limited by restricting the pool of individuals with access to material nonpublic information to the greatest extent possible. Access to material nonpublic information about the Company should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside of the Company, unless such person has signed an appropriate confidentiality agreement prior to dissemination of the information. When communication of material nonpublic information about the Company to employees becomes necessary, all directors, officers and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
B.Disclosure of Information. Material nonpublic Company information is the property of the Company and the confidentiality of this information must be strictly maintained within the Company. Only the Chief Executive Officer, General Counsel and/or Chief Compliance Officer are authorized to disclose material nonpublic information about the Company to the public, members of the investment community or stockholders, unless one of these officers has expressly authorized disclosure by another employee in advance. All inquiries regarding the Company should be directed to the Chief Executive Officer, General Counsel and/or the Chief Compliance Officer and no other comment should be provided.

IX.Blackout Periods

DOCUMENT TITLE: Insider Trading Policy

A.No Trading During Blackout Periods. No Covered Person may trade or effectuate any other transactions in Company securities during regular blackout periods or during any special blackout periods designated by the Chief Compliance Officer (except for the limited exceptions described in Section VI.B above). However, even during an open trading window, you may not trade in Company securities if you are in possession of material nonpublic information concerning the Company.
B.Regular Blackout Periods Defined. Covered Persons may only trade in Company securities during the period that begins at the close of trading on the first full trading day after the Company’s public release of quarterly or annual financial results and ends on the fifteenth day before the end of the fiscal quarter. Covered Persons are prohibited from trading during all other periods, except those trades made pursuant to an approved 10b5-1 Trading Plan (see Section XI below) and pursuant to a Hardship Exemption (see Section IX.D below) are exempted from this restriction.
C.Special Blackout Periods. From time to time, the Chief Compliance Officer may determine that trading in Company securities is inappropriate during an otherwise open trading window (i.e., when a regular blackout period is not in effect) due to the existence, or potential existence, of material nonpublic information. Accordingly, the Chief Compliance Officer may prohibit trading at any time by announcing a special blackout period, which announcement will address the scope of impacted persons. Any person to which a special blackout period applies shall be prohibited from trading or effectuating any other transactions in Company securities (except for the limited exceptions described in Section VI.B above) during the special blackout period. The existence of a special blackout period should be considered confidential information and Covered Persons are prohibited from communicating the existence of a special blackout period to anyone who is not subject to the special blackout period.
D.Hardship Trading Exceptions. The Chief Compliance Officer may, on a case- by-case basis, authorize trading in Company securities during a trading blackout period (regular or special) due to financial or other hardship. Any person wanting to rely on this exception must first notify the Chief Compliance Officer in writing of the circumstance of the hardship and the amount and nature of the proposed trade. Such person will also be required to certify to the Chief Compliance Officer in writing no earlier than two trading days prior to the proposed trade that he or she is not in possession of material nonpublic information concerning the Company or its securities. Upon authorization from the Chief Compliance Officer, the person may trade, although such person will be responsible for ensuring that any such trade complies in all other respects with this Policy.

X.Pre-Clearance Required for Trading by Restricted Persons

All Restricted Persons must pre-clear all transactions in Company securities, even during an open trading window, as provided below:

A.Notification of Trade. The Restricted Person proposing to effectuate a trade or other transaction in Company securities must notify the Chief Compliance Officer in writing of the amount and nature of the proposed transaction at least two (2) business days prior to the proposed transaction date. Such pre-clearance requests should be submitted in accordance with the instructions provided on Exhibit B.

DOCUMENT TITLE: Insider Trading Policy

B.Certification. The Restricted Person proposing to effectuate such trade or other transaction must certify to the Chief Compliance Officer in writing that he or she is not in possession of material nonpublic information concerning the Company or its securities.
C.Approval of Trade. The Chief Compliance Officer must approve or deny the proposed trade or other transaction in writing (which may be by email).
D.Subsequent Requests for Approval. If the proposed transaction is not completed within five trading days after receiving clearance, clearance for the transaction (or any unfilled portion) must be re-requested since circumstances may have changed during that time period.
E.Chief Compliance Officer Discretion. The Chief Compliance Officer’s decision on clearance, whether approved or denied, shall be final and shall be kept confidential by the requestor.
F.Post-Transaction Notice. The Restricted Persons who have a reporting obligation under Section 16 of the Exchange Act shall also notify the Chief Compliance Officer of the occurrence of any purchase, sale or other acquisition or disposition of Company securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the Restricted Persons, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.
G.Chief Compliance Officer Trades. The Chief Compliance Officer will pre-clear his or her own transactions in Company securities with the Chief Financial Officer in accordance with the procedures set forth above.

The foregoing pre-clearance procedures do not in any way obligate the Chief Compliance Officer or the Chief Financial Officer, as applicable, to approve any trade. The Chief Compliance Officer and the Chief Financial Officer have sole discretion to reject any trading request. The Chief Compliance Officer and Chief Financial Officer, as applicable, do not assume responsibility for, and approval by the Compliance Officer or the Chief Financial Officer does not protect the Restricted Person from, the consequences of prohibited insider trading.
XI.10b5-1 Trading Plans
A Rule 10b5-1 trading plan is a contract to purchase or sell securities according to a written instruction or plan established prior to making any transactions. The Rule 10b5-1 trading plan must set forth a non-discretionary trading method by leaving the amount of securities to be purchased or sold and the price and date for each purchase or sale to either (i) a written specification, (ii) a written formula, or (iii) a third party.
While a Rule 10b5-1 trading plan does obviate insider trading laws, it provides an affirmative defense to a claim that the insider traded on the basis of material nonpublic information, even if an individual was aware of such information at the time of the transaction. To be adopted in good faith, the Rule 10b5-1 trading plan itself must be adopted when the individual has no knowledge of

DOCUMENT TITLE: Insider Trading Policy

material nonpublic information and the plan must not be made as part of a scheme to fraudulently evade insider trading prohibitions.
A Rule 10b5-1 trading plan may not be adopted or modified by any Restricted Person during any blackout period, even if the individual is not then in possession of any material nonpublic information. Restricted Persons who wish to enter into a Rule 10b5-1 trading plan must obtain the prior written approval of the Chief Compliance Officer, or, in the case of the Chief Compliance Officer, the Chief Financial Officers. Prior written approval is likewise required before a Restricted Person may modify a previously approved Rule 10b5-1 trading plan. Transactions effected under an approved Rule 10b5-1 trading plan will not require further pre-clearance at the time of the trade and will not be subject to the future trading blackout periods under this Policy.
The parameters applicable to Rule 10b5-1 trading plans as of the date of adoption of the Policy are set forth on Exhibit C hereto. The Chief Compliance Officer may, from time to time, institute new or amended parameters regarding Rule 10b5-1 trading plans.
Purchases and sales made pursuant to a Rule 10b5-1 trading plan must still comply with all other applicable reporting requirements under federal and state securities laws, including filings pursuant to Section 16 of the Exchange Act.

DOCUMENT TITLE: Insider Trading Policy

EXHIBIT A CERTIFICATION
By completing and signing this Read & Understand requirement in Veeva, I hereby certify that:
•I have read and understand the Insider Trading Policy to which this Certification is attached.
•Since the effective date of the Insider Trading Policy, or such shorter period of time that I have been a director, officer, employee or independent contractor of the Company, I have complied in all respects with the Insider Trading Policy.
•I will continue to comply with the Insider Trading Policy for as long as I am a director, officer, employee or independent contractor of the Company.
•I understand that the Company’s Chief Compliance Officer is available to answer any questions I have regarding this Insider Trading Policy and that, in the absence of the Chief Compliance Officer I should contact the Company’s Chief Executive Officer.
•I understand that insider trading is a crime, may subject me to serious financial penalties and termination of employment, and is strictly prohibited by the Insider Trading Policy.

DOCUMENT TITLE: Insider Trading Policy

                EXHIBIT B

PRE-CLEARANCE REQUEST

TO:    Madrigal Pharmaceuticals, Inc. Chief Compliance officer
I understand that as a Restricted Person (as defined in Section IV.B of Madrigal’s Insider Trading Policy) pre-clearance is mandatory for transactions in Madrigal securities. I hereby request pre-clearance by completing the information below, as applicable. If I have any questions about the process by which pre-clearance is obtained, I will contact the Chief Compliance Officer.

Instructions for Pre-clearance of Purchase or Sale of Madrigal Securities or Exercise of Madrigal Stock Options

1.If you are purchasing or selling shares in any way on the open market, identify below:

oThe number of shares that you want to purchase     ; *
oThe number of shares that you want to sell    ; **
oThe number of shares if you would like to do a cashless exercise transaction through Shareworks, which would involve both option exercise and common stock share sale events;**______ and/or
oThe sale or purchase date(s) being proposed subject to pre-clearance.

Special Notes.

* Section 16 directors and officers must be aware and confirm that there were no past sales of Madrigal stock or derivatives by you or any Related Person (as defined in our Section 16 Policy) in the prior six months or planned future sales of Madrigal stock or derivatives in the next six months; either event could give rise to Section 16(b) liability relative to a proposed purchase, and therefore must be taken into account.

** Section 16 directors and officers must be aware and confirm that there were no past purchases of Madrigal stock or derivatives by you or any Related Person (as defined in our Section 16 Policy) in the prior six months or planned future purchases of Madrigal stock or derivatives in the next six months; either event could give rise to Section 16(b) liability relative to a general market sale or the sale component of the proposed cashless exercise transaction, and therefore must be taken into account.

DOCUMENT TITLE: Insider Trading Policy

[Continued]

2.If you are exercising options, identify below:

oOption exercise price
oOption grant date
oEstimated exercise date or sale date (if any) being proposed
o    I am “Exercising and Selling” or
o     I am “Exercising and Holding”
3.If you are undertaking any other transaction in Company securities, describe:

If pre-clearance is given for exercise activity, you also will need to complete applicable Shareworks system documentation online.

Compliance Reminder. Madrigal shares acquired or held cannot be deposited into or maintained in a margin account, pledged in any way or be subject to any hedging arrangement of any form, per Madrigal policy.
If you need any of the information requested above, please contact the Chief Compliance Officer (compliance@madrigalpharma.com)
Certification. I hereby represent and certify that I am not aware of any material, non-public information concerning Madrigal Pharmaceuticals, Inc. at the time of submitting this request, and I agree that should I become aware of any material, non-public information concerning Madrigal before completing the approved transaction, I will not complete the transaction. I understand that once approved, this authorization is valid on the date of approval and for five business days thereafter. I further understand that the approval will lapse if I become in possession of, or, in the judgment of the Chief Compliance Officer, I am likely to be in possession of material, non-public information, or otherwise on the earliest of expiration of (i) the five- business day period of this approval, or (ii) the trading window in which approval is granted, whichever is the first to occur.

Very truly yours,

(Signature)

Print Name

Date

DOCUMENT TITLE: Insider Trading Policy

EXHIBIT C

RULE 10B5-1 PLAN ADDENDUM

Requirements for Trading Plans

For transactions under Rule 10b5-1 trading plan (a “Trading Plan”) to be exempt from (i) the prohibitions in the Company’s Insider Trading Policy with respect to transactions made while aware of material nonpublic information and (ii) the pre-clearance procedures and blackout periods established under Company’s Insider Trading Policy, the Trading Plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the requirements listed below:

1.The Trading Plan must be submitted to the Chief Compliance Officer for review and approval at least five business days prior to its adoption or amendment.

2.The Trading Plan must be in writing and signed by the person adopting the Trading Plan.

3.The Trading Plan must be adopted at a time when:

a.the person adopting the Trading Plan is not aware of any material nonpublic information; and
b.there is no regular, special or other trading blackout in effect with respect to the person adopting the plan.

4.The Trading Plan must include a written representation by the Covered Person that they are not aware of any material nonpublic information concerning the Company and that they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 of the Exchange Act.

5.For executive officers (those officers of the Company who are required by Section 16 of the Exchange Act to file reports on their transactions in the Company’s securities) and members of the Company’s board of directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until the later of (i) the 91st day after adoption, amendment or modification of the plan and (ii) the third business day following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified. With respect to the period described in clause (ii), the required cooling off period need not exceed 120 days.

DOCUMENT TITLE: Insider Trading Policy

6.For Covered Persons who are not executive officers or directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until 31 days following the adoption, amendment or modification of the Trading Plan, as applicable.
7.The Trading Plan must authorize the broker or other third party administering the plan to effect the transactions called for by the plan without any control or influence by you. The Trading Plan must specify the material parameters for the transactions to be effected under the plan.
8.Unless otherwise approved by the Chief Compliance Officer in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, an Insider may have only one Trading Plan in effect at any time.
9.During any 12-month period, a Covered Person may only enter into one Trading Plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the Trading Plan in a single transaction; provided, however, a Covered Person may have in place an additional non-concurrent single-trade Trading Plan during this same 12-month period in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the Covered Person does not control the timing of such sales.
10.All transactions during the term of the Trading Plan (except for the limited exceptions described in Section VI.B of the Company’s Insider Trading Policy) must be conducted through the Trading Plan.

11. Regarding modifications:

a.Any modification to, or early termination of, a Trading Plan is subject to the same pre-clearance requirements as those that apply to entry into a new Trading Plan.
b.The Trading Plan may only be modified when the person modifying the Trading Plan is not aware of material nonpublic information.
c.The Trading Plan may only be modified when there is no regular, special or other blackout in effect with respect to the person modifying the plan.
d.The timing of the first trade under the modified Trading Plan is subject to the cooling off periods in Paragraph 5 above. The existing plan would remain in effect until the modified plan comes into effect.

DOCUMENT TITLE: Insider Trading Policy

12.Within the one year period preceding the modification or adoption of a Trading Plan, a person may not have otherwise modified or adopted a plan more than once.

13.If the Trading Plan grants discretion to a stockbroker or other person with respect to the execution of trades under the plan:

a.the person adopting the Trading Plan may not confer with the person administering the Trading Plan regarding the Company or its securities; and
b.the person administering the Trading Plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.

14.The Trading Plan (including any modified Trading Plan) must meet such other requirements as the Compliance Officer may determine.
.